Exhibit 5.3

April 24, 2014

Erickson Air-Crane Incorporated

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Evergreen Equity, Inc., a Nevada corporation (the “Company”), in connection with the filing by Erickson Incorporated, a Delaware corporation (the “Issuer”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on April 3, 2014, as amended by Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on April 24, 2014 (the “Registration Statement”) relating to the proposed offering by the Issuer of $355,000,000 aggregate principal amount of the Issuer’s 8.25% Second Priority Senior Secured Notes due 2020 (the “Notes”).

The Notes are to be issued pursuant to the Indenture, dated as of May 2, 2013 (the “Indenture”), among the Issuer, the Guarantors (as defined in the Indenture) and Wilmington Trust, National Association as Trustee (the “Trustee”). The obligations of the Issuer pursuant to the Notes are to be guaranteed by the Company and the other Guarantors pursuant to and as set forth in the Indenture (such guarantees, collectively, the “Guarantees.”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted

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to us as originals, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, and had the corporate power and authority to execute and deliver the Indenture to which it is a party and perform its obligations thereunder.

2. The Company has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Indenture to which it is a party, and the execution, delivery and performance of the Indenture, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary and proper action under the Company’s Articles of Incorporation and Bylaws.

3. The Indenture has been duly executed and delivered by the Company.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

(a) Our opinions in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Certificates of Existence issued by the Nevada Secretary of State on May 1, 2013, March 26, 2014 and April 22, 2014.

(b) There has not been any mutual mistake of fact or misunderstanding, fraud, duress, undue influence or breach of fiduciary duties with respect to any of the matters relevant to the opinions expressed herein. All parties have complied with any requirement of good faith, fair dealing and conscionability.

(c) All parties to the documents will act in accordance therewith and refrain from taking any action forbidden by the terms and conditions of such documents.

(d) This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

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We hereby consent to the filing this opinion with the Commission as an exhibit to the Registration Statement filed by the Issuer and the Guarantors with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand that Covington & Burling LLP (“Covington”) will rely as to matters of Nevada law, as applicable, upon this opinion in connection with an opinion to be rendered by it relating to the Company. In connection with the foregoing, we hereby consent to your and Covington’s relying as to matters of Nevada law, as applicable, upon this opinion.

The opinions expressed herein are as of the date hereof (and not as of any other date), and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur, in each case after the date of effectiveness of the Registration Statement, which could affect such opinions.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including without limitation any opinions as to the enforceability of the Indenture or the Guarantees. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This letter is issued in the State of Nevada and, by issuing this letter, the law firm of Holland & Hart LLP shall not be deemed to be transacting business in any other state.

Very truly yours,

     /s/ Holland & Hart LLP

Holland & Hart LLP